EXHIBIT 99

Las Vegas Resorts Corporation
Winner Group Limited
Winner Industrial Park, Bulong Road
Longhua, Shenzhen City, 518109
People’s Republic of China
NEWS RELEASE

WINNER GROUP LIMITED UTILIZES APOsm SERVICE TO GO PUBLIC AND COMPLETE $12 MILLION PRIVATE FINANCING

Shenzhen, China, December 19, 2005 - Las Vegas Resorts Corporation (OTCBB: LVGC.OB) announced today the closing of a going public transaction. The transaction involved a stock exchange with Winner Group Limited, a Cayman Islands company ("Winner”). The companies will operate on a consolidated basis, executing upon the current business plan of Winner’s subsidiary companies located in the People’s Republic of China (“PRC”). Immediately preceding the consummation of the exchange transaction, Winner closed a private placement of its capital stock whereby it received $10.4 million in gross offering proceeds. Pinnacle China Fund, L.P. of Plano, Texas was the lead investor in the Winner private placement.

As a result of the share exchange transaction, Winner’s stockholders, including participants in its private offering, were issued 42,280,840 shares of Las Vegas Resorts’ common stock. As a result of the exchange transaction, Mr. Jianquan Li was appointed to the Board of Directors of Las Vegas Resorts, senior management of Winner was elected as executive officers of Las Vegas Resorts, and the company’s sole executive resigned. Immediately after the exchange transaction was consummated, Las Vegas Resorts effected an offshore private placement of 793,260 shares of its common stock to certain employees and suppliers of Winner and its subsidiaries, which resulted in $1.6 million in gross proceeds. Las Vegas Resorts’ shares are listed on the Over-the-Counter (OTC) Bulletin Board under the symbol, LVGC.OB.

Winner’s business consists of research and development, manufacturing and marketing of medical dressings and medical disposables. Its product offerings include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products, hygiene products and home care products.

Winner is a leading Chinese exporter of medical dressings and medical disposables. In fiscal year 2005, approximately 90% of Winner’s products were exported and it accounted for approximately10% of the total exports from China of these products. Winner’s products have been sold in approximately 80 countries, including, Japan, Germany, U.S., Italy, Holland, France, South America, China, Africa and the Middle East. Certain of Winner’s products are registered with the FDA, which gives it the ability to directly export such products to the United States.

For the fiscal year ended September 30, 2005, Winner Group Limited reported consolidated net sales of approximately $58.4 million and consolidated net income of approximately $7.9million.

Mr. Jianquan Li, the new Chief Executive Officer of Las Vegas Resorts, stated, "We want to thank our financial advisor, Halter Financial Group, for facilitating our efforts in connection with our private financing and the going public transaction. These transactions have given us access to the US capital markets, with the hope of capitalizing on available growth opportunities.”

APOsm is a service mark of Halter Financial Group, Inc. (“HFG”). HFG’s APO services allow privately held corporations to go public via the reverse merger process and simultaneously complete a private capital raising transaction.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Las Vegas Resorts Corporation and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, regulatory actions or delays, the ability to obtain or maintain intellectual property protection, market acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Las Vegas Resorts Corporations is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.